Exhibit 21

Subsidiaries of Registrant

Viper Powersports Inc. has two wholly-owned subsidiaries, which are:

1)	Viper Motorcycle Company, a Minnesota Corporation

2)	Viper Performance, Inc., a Minnesota Corporation